FOR IMMEDIATE RELEASE	Contact: James Zeumer Pulte Homes, Inc. Vice President (248) 433-4597 email: jim.zeumer@pulte.com

PULTE HOMES SELLS ARGENTINA OPERATIONS

Bloomfield Hills, MI, January 7, 2005 – Pulte Homes, Inc. (NYSE: PHM), announced today that it has sold all of its Argentina operations to Grupo Farallon, S.A., an Argentine company involved in residential and commercial real estate development. Pulte Argentina delivers approximately 150 homes annually in greater metropolitan Buenos Aires.

“We have previously announced plans to evaluate strategic alternatives with regard to our International operations with the goal of improving Pulte’s overall returns,” said Roger A. Cregg, Executive Vice President and CFO. “We have determined that, as this evaluation relates to our Argentina operations, selling to an organization that wants to expand the business and build on the strong homebuilding operations Pulte has established is the best decision.”

“We plan to invest the financial and people resources needed to grow the business and to continue delivering great homes to future customers,” said Eduardo R. Gutierrez, President of Grupo Farallon S.A.

“While this transaction was completed subsequent to the close of 2004, we will report Pulte Argentina as a Discontinued Operation in our fourth quarter financial results,” said Cregg. “This sale will not impact fourth quarter earnings from continuing operations, however, Pulte will record an after-tax charge to its Discontinued Operations expected to be in the range of approximately $25 to $30 million. The fourth quarter charge includes the accounting recognition of the economic losses related to accumulated foreign currency translation adjustments, which have previously been reported in our consolidated balance sheets, as well as other losses associated with exiting Argentina.”

Pulte Homes will release complete fourth quarter results after market close on February 2, 2005.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM) based in Bloomfield Hills, Mich., has operations in 45 markets across the U.S. Under its Del Webb (www.delwebb.com) brand, the company is the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the company has constructed more than 370,000 homes. In 2004, J.D. Power and Associates ranked Pulte Homes No. 1 in customer satisfaction in 14 U.S. markets, and among the top three homebuilders in 23 of 25 total markets surveyed. J.D. Power and Associates also named Pulte Homes the inaugural recipient of its Platinum Award for Excellence in Customer Service among the nation’s largest new homebuilders in 2004. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

Web sites: http://www.pulte.com; http://www.delwebb.com

About Grupo Farallon

Grupo Farallon S.A., headquartered in Pilar, Argentina, a northern suburb of Buenos Aires. Grupo Farallon S.A. is currently engaged in residential and commercial construction, master-planned community development, and real estate consulting activities. The master-planned communities developed by Grupo Farallon S.A. under the guidance of Mr. Gutierrez include La Lomada de Pilar, La Delfina, and Pueyrredon Country Club. The company had its origins in 1986, constructing infrastructure and housing under various public works contracts. Since 1992, Grupo Farallon has concentrated its activities in private real estate projects, as one of the pioneers in the development of master-planned communities in Argentina.

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